Exhibit 10(c)

                          [BLACK & DECKER LETTERHEAD]



                                 April 19, 1999


via Facsimile:  518/782-7074


Mr. Paul F. McBride
5 East Ridge Road
Laudonville, New York  12211

Dear Paul:

         This letter will confirm our offer and your acceptance of the position of Executive Vice President and President - Power Tools and Accessories Group reporting to me.

         The following terms will apply:

         1.       The appointment is effective April 21, 1999.

         2. Your salary will be $500,000 annually and will be reviewed every fourteen months.

         3. You will participate in Black & Decker's Annual Incentive Plan with a target award of 75% of base salary and a maximum award of 150% of salary without proration.

         4. You will participate in The Black & Decker Performance Equity Plan for the performance periods ending 1999 without proration and thereafter with a target of 60% of your base salary.

         5. We will recommend to the Board of Directors that you be granted stock options to purchase 500,000 shares of Black & Decker Common Stock with limited stock appreciation rights.

         6. If terminated by the Company, you will receive a two-year salary continuance in accordance with the Company's Executive Salary Continuance Plan.

         7. If terminated by the Company, your Black & Decker stock options will continue to vest until the earlier of (a) the date that the value of your options is equal to the value as of April 21, 1999 of your unvested GE options and restricted stock that you forfeit or (b) three years from your severance date.

         8. Finally, you will be eligible for the benefits listed on the schedule attached to this letter.

         By accepting this offer, you will agree that if your employment is terminated, voluntarily or involuntarily, you will not (a) for a period of one year accept employment with or engage in a business that competes with any Black & Decker business that you have worked in or (b) disclose at any time to any person the business plans, trade secrets, or confidential information pertaining to The Black & Decker Corporation or any of its subsidiaries.

         Paul, I am very excited about the prospect of you joining our Company.

         Please give me a call if you have any questions about this letter or would like copies of any of the plans referred to in this letter. Please date and sign one of the enclosed copies and return it to me.

                                            Sincerely,


                                            /s/ Nolan D. Archibald
                                            Nolan D. Archibald


ACCEPTED AND AGREED:


/s/ Paul F. McBride     April 19, 1999
Paul F. McBride              Date


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                       BLACK & DECKER SCHEDULE OF BENEFITS


         1.       Supplemental Executive Retirement Plan (SERP) - See Attached.

         2.       Automobile Allowance - $1,350/paid monthly.

         3. Basic life insurance - 125% of annual salary plus accidental death and dismemberment and travel accident insurance per Company policy.

         4.       Executive life insurance - five times annual salary.

         5. Medical insurance (your choice of health care partnership or standard medical plan).

         6. Dental insurance (your choice of a dental HMO or a standard indemnity plan).

         7. Long-term disability plan (your choice of basic, preferred, or premium).

         8.       Tax preparation expenses per Company policy.

         9.       Country Club membership per Company policy.

         10. Moving costs from primary residence per Company policy. (Grossed-up for taxes).